Aviat Networks Appoints Scott K. Halliday to Board of Directors
Brings extensive experience from serving on and advising Boards, with a strong background in Financial Audit and Governance

Austin, Texas, February 3, 2025 -- Aviat Networks, Inc., (NASDAQ: AVNW), the expert in wireless transport and access solutions, today announced that Scott Halliday was appointed to the Company’s Board of Directors effective January 31, 2025. Halliday, who is independent, will serve on the Audit Committee.
Halliday brings 38 years of experience with EY (formerly Ernst & Young) in senior and board-level positions, including Chairman of EY’s United Kingdom and Japan firms, and Director of EY Global, Americas, EMEIA and Japan boards, where he led multibillion-dollar P&L operations and thousands of employees, while directing and navigating strategic growth. He also assisted in the development of the Audit Firm Governance Code in both the UK and Japan, working closely with the UK Financial Reporting Council (FRC) and Japan Financial Services Agency (JFSA).
As an active board member engaged in strategic decisions for EY’s global development and operations, Halliday brings a wealth of experience in advising boards of directors and audit committees at Global 500 companies, as well as international governments to address key trends, governance and risk management.
“I would like to welcome Scott to our board.” said John Mutch, Chairman of Aviat Networks. “He will be a strong addition to our team thanks to his wealth of experience and leadership in Corporate Finance and Governance to support Aviat’s continued strategy of growth, increased profitability, and creating shareholder value.”
About Aviat Networks

Aviat is the leading expert in wireless transport and access solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Media Contact: Stuart Little, Aviat Networks, stuart.little@aviatnet.com

Investor Relations Contact: Andrew Fredrickson, Aviat Networks, andrew.fredrickson@aviatnet.com